Exhibit 10.1

2016 Long-Term Incentive Plan

ARTICLE 1

PURPOSE

1.1 Purpose

The purpose of this Plan is to advance the interests of the Corporation by supporting the Corporation’s compensation philosophy of providing selected employees and officers with an opportunity to: promote the growth and profitability of the Corporation; align their interests with shareholders; and earn compensation commensurate with corporate performance. In addition, the Corporation believes this Plan will directly assist in supporting the Corporation’s compensation philosophy by providing Participants with the opportunity to acquire common shares of the Corporation.

ARTICLE 2

INTERPRETATION

2.1 Definitions

When used herein the following terms have the following meanings, respectively:

(a)	“Affiliate” means, for any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used for any Person other than a natural Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(b)	“Award” means any Option or Performance Share Unit granted under the Plan.

(c)	“Award Agreement” means the written agreement, contract or other instrument or document evidencing any Award granted under the Plan. An Award Agreement may be in an electronic medium and may be limited to a notation on the books and records of the Corporation. Unless otherwise determined by the Committee, an Award Agreement does not need to be signed by a representative of the Corporation or a Participant, provided the Participant’s agreement is expressly acknowledged. Unless otherwise determined by the Committee, (i) for an Option, the Award Agreement will be an Option Agreement, and (ii) for an Award of Performance Share Units, the Award Agreement will be a PSU Agreement.

(d)	“Black-Out Period” means the period during which designated directors, officers, employees and consultants of the Corporation and, if applicable, any Subsidiary, cannot trade Common Shares under the Corporation’s insider trading policy which is in effect and has not been otherwise waived by the Board at that time (which, for greater certainty, does not include the period during which a cease trade order is in effect to which the Corporation, or for an Insider, that Insider, is subject).

(e)	“Board” means the board of directors of the Corporation.

(f)	“Cause” means, except as may otherwise be provided in an applicable Award Agreement, dishonest or willful misconduct or lack of good faith resulting in material harm, financial or otherwise, to the Corporation or its successor.

(g)	“Change in Control” means the occurrence of any of the following, unless the Committee decides to modify or amend the following definition through an amendment of this Plan:

(i)	within any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new Directors whose appointment by the Board or nomination for election by shareholders of the Corporation was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(ii)

there is an amalgamation, merger, consolidation, wind-up, reorganization or restructuring of the Corporation with or into any other entity, or a similar event or series of such events, other than any such event or series of events which results in securities of

1

the surviving or consolidated corporation, representing 50% or more of the combined voting power of the surviving or consolidated corporation’s then outstanding securities entitled to vote in the election of directors of the surviving or consolidated corporation, being beneficially owned, directly or indirectly, by the Persons who were the holders of the Corporation’s outstanding securities entitled to vote in the election of Directors of the Corporation prior to such event or series of events in substantially the same proportions as their ownership immediately prior to such event of the Corporation’s then outstanding securities entitled to vote in the election of Directors of the Corporation;

(iii)	50% or more of the fixed assets (based on book value as shown on the most recent available audited annual or unaudited quarterly consolidated financial statements) of the Corporation are sold or otherwise disposed of (by liquidation, dissolution, dividend or otherwise) in one transaction or series of transactions within any twelve month period;

(iv)	any party, including Persons acting jointly or in concert with that party, becomes (through a take-over bid or otherwise) the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities entitled to vote in the election of Directors of the Corporation, unless in any particular situation the Board determines in advance of such event that such event will not constitute a Change in Control; or

(v)	there is a public announcement of a transaction that would constitute a Change in Control under clause (ii), (iii) or (iv) of this definition and the Committee determines that the Change in Control resulting from such transaction will be deemed to have occurred as of a specified date earlier than the date under (ii), (iii) or (iv), as applicable.

(h)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(i)	“Committee” means the Human Resources and Compensation Committee of the Board (or its successor(s)), or such other committee of the Board designated by the Board to administer this Plan.

(j)	“Common Shares” means the common shares of the Corporation, and includes any common shares into which such shares may be converted, reclassified, redesignated, subdivided, consolidated, exchanged or otherwise changed, pursuant to a reorganization or otherwise.

(k)	“Corporation” means Potash Corporation of Saskatchewan Inc., and its successors.

(l)	“Date of Grant” means, for any Award, the date specified by the Committee on which the Award will become effective (which will not be earlier than the date the Committee takes action with respect thereto).

(m)	“Director” means a member of the Board.

(n)	“Disabled” (or similar terms) means, except as may otherwise be provided in an applicable Award Agreement, the permanent incapacity of a Participant, as determined in accordance with the disability plan of the Corporation for which the Participant is eligible.

(o)	“Effective Date” means the date this Plan is approved by the shareholders of the Corporation.

(p)	“Exercise Notice” means a notice in writing signed by a Participant and stating the Participant’s intention to exercise a particular Option.

(q)	“Exercise Price” means the price at which a Common Share may be purchased pursuant to the exercise of such Option.

(r)	“Fair Market Value” means, with respect to any particular date, the closing price of a Common Share on the TSX on the Trading Day immediately prior to that date on which the Common Shares are trading on the TSX; provided, however, that with respect to a U.S. Taxpayer or any other Participant as may be designated by the Committee, so long as on the particular date the Common Shares are “readily tradable” as determined under United States Treasury Regulation Section 1.409A-1(b)(5)(vi)(G), the Fair Market Value for such date will be the closing sale price of a Common Share on the New York Stock Exchange on the last Trading Day immediately preceding such date, and if on such date the Common Shares are not “readily tradable” as determined under United States Treasury Regulation Section 1.409A-1(b)(5)(vi)(G), the Fair Market Value will be determined by the reasonable application of a reasonable valuation method in accordance with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B). The Committee is authorized to adopt another fair market value pricing method in accordance with the rules of the TSX provided such method is stated in the Award Agreement and, to the extent applicable, is in compliance with the fair market value pricing rules set forth in Section 409A.

(s)	“Good Reason” means, except as may otherwise be provided in an applicable Award Agreement, any of the following:

(i)	a substantial diminution in the Participant’s authorities, duties, responsibilities, or status (including offices, titles, and reporting requirements) from those in effect immediately prior to a Change in Control;

2

(ii)	the Corporation requires the Participant to be based at a location in excess of eighty (80) kilometers from the location of the Participant’s principal job location or office immediately prior to the Change in Control, except for required travel on Corporation business to an extent substantially consistent with the Participant’s business obligations immediately prior to the Change in Control;

(iii)	a reduction in the Participant’s base salary, or a substantial reduction in the Participant’s target compensation under any incentive compensation plan, as in effect as of the date of the Change in Control;

(iv)	the failure to increase the Participant’s base salary in a manner consistent (both as to frequency and percentage increase) with practices in effect immediately prior to the Change in Control or with practices implemented subsequent to the Change in Control with respect to similarly positioned employees; or

(v)	the failure of the Corporation to continue in effect the Participant’s participation in the Corporation’s short and long-term incentive plans, stock option plans, and employee benefit and retirement plans, policies or practices, at a level substantially similar or superior to and on a basis consistent with the relative levels of participation of other similarly-positioned employees, as existed immediately prior to the Change in Control.

A termination of employment by the Participant for one of the reasons set forth in clause (i), (ii), (iii), (iv) or (v) of this definition, will not be Good Reason unless, within the 30-day period immediately following the Participant’s knowledge of the occurrence of such Good Reason event, the Participant has given written notice to the Corporation of the event relied on for such termination and the Corporation has not remedied such event within 30 days (the “Cure Period”) of the receipt of such notice. For the avoidance of doubt, the Participant’s employment will not be deemed to terminate for Good Reason unless and until the Cure Period has expired and, if curable, the Corporation has not remedied the applicable Good Reason event. The Corporation and the Participant may mutually waive in writing any of the foregoing provisions with respect to an event that otherwise would constitute Good Reason.

(t)	“Insider” means “reporting insiders” as defined in National Instrument 55-104 – Insider Reporting Requirements and Exceptions.

(u)	“Officer” means an officer of the Corporation.

(v)	“Option” means a non-assignable, non-transferable (other than as contemplated in Section 3.5 of this Plan) right to purchase Common Shares upon the exercise of an option granted pursuant to Article 4 of this Plan.

(w)	“Option Agreement” means a signed, written agreement between a Participant and the Corporation evidencing the terms and conditions on which an Option has been granted.

(x)	“Participant” means a Person who is selected by the Committee to receive benefits under this Plan and who is at the time an Officer or employee of the Corporation or an officer or employee of any Subsidiary. For the avoidance of doubt, non-employee Directors, non-employee contractors and third party vendors are not eligible to participate in this Plan.

(y)	“Performance Metrics” means the measurable performance objective(s) established pursuant to this Plan for Participants who have received grants of Performance Share Units or, when so determined by the Committee, grants of Options. Performance Metrics may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Corporation or its Subsidiaries. The Performance Metrics may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. Performance Metrics may be based on one or more, or a combination, of such metrics as are determined by the Committee (including relative or growth achievement regarding such metrics). When establishing Performance Metrics, the Committee may exclude any or all “extraordinary items” as determined under applicable accounting standards. The Committee may provide that Performance Metrics will be adjusted to reflect events occurring during the Performance Period that affect the applicable Performance Metric.

(z)	“Performance Period” means, with respect to an Award of Performance Share Units, a period of time established by the Committee in accordance with Section 5.2 within which the Performance Metrics relating to such Performance Share Units are to be achieved.

(aa)	“Performance Share Unit” means an unfunded and unsecured right granted to a Participant to receive, upon the satisfaction of certain criteria (including Performance Metrics), Common Shares, cash, or a combination of the two in accordance with the provisions of this Plan.

(bb)	“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

3

(cc)	“Plan” means this 2016 Long-Term Incentive Plan, as it may be further amended or amended and restated from time to time.

(dd)	“Predecessor Plan” means any of the Corporation’s 2006 through 2015 Performance Option Plans.

(ee)	“PSU Agreement” means a signed, written agreement between a Participant and the Corporation evidencing the terms and conditions on which an Award of Performance Share Units has been granted.

(ff)	“Retirement” (or similar terms) means, except as may otherwise be provided in an applicable Award Agreement, retirement as determined in accordance with the qualified retirement plan of the Corporation in which the Participant is eligible to participate.

(gg)	“Section 409A” means Section 409A of the Code.

(hh)	“Security Based Compensation Arrangement” means a “security based compensation arrangement,” as defined in the TSX Company Manual, that is or has been maintained or operated by the Corporation, including the Predecessor Plans.

(ii)	“Subsidiary” means any corporation owned or controlled by the Corporation.

(jj)	“Trading Day” means any day on which the TSX or the New York Stock Exchange, as applicable, is opened for trading.

(kk)	“TSX” means the Toronto Stock Exchange.

(ll)	“U.S. Taxpayer” means a Participant who is subject to United States income tax.

2.2 Interpretation

(a)	Whenever the Board or the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Board or the Committee, as the case may be.

(b)	As used herein, the terms “Article”, “Section”, “subsection” and “clause” mean and refer to the specified Article, Section, subsection and clause of this Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	The words “including” and “includes” mean “including (or includes) without limitation”.

(e)	Unless otherwise specified, all references to money amounts are to Canadian currency.

ARTICLE 3

ADMINISTRATION

3.1 Administration

(a)	This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee. The Committee has sole and complete authority, in its discretion, to:

(i)	determine the Participants to whom Awards may be granted;

(ii)	subject to the provisions of this Plan, grant Awards in such amounts and on such terms and conditions as it determines including:

(1)	the time or times at which Awards may be granted;

(2)	the types of Awards which will be granted;

(3)	the Exercise Price for any Option, subject to Section 4.2;

(4)	the time or times when each Award vests and becomes exercisable (if applicable) and, subject to Section 4.3, the duration of the exercise period (if applicable);

(5)	whether any Award is subject to any Performance Metrics; and

(6)	whether restrictions or limitations are to be imposed on the Awards and the nature of such restrictions or limitations;

(iii)	interpret this Plan and any Award Agreement and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan; and

4

(iv)	make all other determinations, settle all controversies and disputes that may arise under this Plan or any Award Agreement and take all other actions necessary or advisable for the implementation and administration of this Plan.

(b)	The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement or other evidence of the grant of Awards (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such evidence of an Award will be final and conclusive.

(c)	The day-to-day administration of this Plan may be delegated to such Officers and employees of the Corporation as the Committee determines. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an employee, and the Committee, the Corporation, and its Officers and Directors will be entitled to rely upon the advice, opinions, or valuations of any such individuals. To the extent applicable, the Plan will be administered with respect to U.S. Taxpayers so as to avoid the application of penalties pursuant to Section 409A, and Awards hereunder may be subject to such restrictions as the Committee determines are necessary to avoid application of Section 409A.

(d)	The Committee may adopt special guidelines and provisions for Persons who are residing in or employed in, or subject to the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions.

3.2 Total Common Shares Subject to Awards

(a)	Subject to adjustment as described in Section 6.1 hereof, the aggregate number of Common Shares issuable after the Effective Date pursuant to Awards under this Plan will not exceed in the aggregate 21,000,000 Common Shares. Subject to the rules of the TSX, if, on or after the Effective Date, any Common Shares issued pursuant to an Award are forfeited, or if any Award granted under this Plan terminates, expires, is cancelled or forfeited, or is settled in cash (in whole or in part), then the Common Shares subject to such Award will, to the extent of such termination, expiration, cancellation, forfeiture or cash settlement, again be available for issuance under this Section 3.2(a). At all times, the Corporation will reserve and keep available a sufficient number of Common Shares to satisfy the requirements of all outstanding Awards granted under this Plan and any other Security Based Compensation Arrangement.

(b)	No Award may be granted if such grant would have the effect of causing the total number of Common Shares subject to Awards to exceed the total number of Common Shares reserved for issuance as set forth in Section 3.2(a).

3.3 Other Limits

(a)	Notwithstanding anything to the contrary contained in this Plan, no Awards will be granted to Insiders if such Awards, together with any other outstanding Security Based Compensation Arrangements, could result in:

(i)	the number of Common Shares issuable to Insiders at any time pursuant to Security Based Compensation Arrangements of the Corporation exceeding ten percent (10%) of the issued and outstanding Common Shares; or

(ii)	the issuance to Insiders pursuant to Security Based Compensation Arrangements, within any one year period, of a number of Common Shares exceeding ten percent (10%) of the issued and outstanding Common Shares.

(b)	Notwithstanding anything in this Article 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 6.1 of this Plan, no Participant will be granted Options, in the aggregate, for more than 750,000 Common Shares during any calendar year.

3.4 Award Agreements

All grants of Awards under this Plan will be evidenced by Award Agreements. Each Award Agreement will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan, applicable law and the rules of the TSX, the New York Stock Exchange or other stock exchange upon which the Common Shares are listed and any other provisions that the Committee may, in its discretion, determine. Any one Director or Officer is authorized and empowered to execute and deliver, for and on behalf of the Corporation, an Award Agreement to each Participant.

3.5 Non-transferability

(a)	Each Award is personal to the Participant and is not assignable, except, (i) as otherwise provided in an applicable Award Agreement, and (ii) at the election of the Committee, an Option may be assignable to the spouse, children and grandchildren of the original Participant and to a trust, partnership or limited liability company, the entire beneficial interest of which is held, directly or indirectly, by one or more of the Participant or the spouse, children or grandchildren of the Participant (each, a “Permitted Assignee”). If an Option is assigned to one or more Permitted Assignees, nothing contained in this Section 3.5(a) will prohibit a subsequent assignment of such Option to one or more other Permitted Assignees or back to the Participant.

5

(b)	Subject to Section 3.5(a) and except as specifically provided in an Award Agreement approved by the Board, during the lifetime of the Participant, Options granted under this Plan may only be exercised by such Participant personally.

(c)	The Committee may specify at the Date of Grant that part or all of the Common Shares that are to be issued by the Corporation upon the exercise of Options or upon the vesting of Performance Share Units will be subject to further restrictions on transfer or disposition.

ARTICLE 4

GRANT OF OPTIONS

4.1 Grant of Options

The Committee may, from time to time by resolution, subject to the provisions of this Plan and such other terms and conditions as the Committee may prescribe, grant Options to any eligible Participant, as evidenced by an Award Agreement. Each grant will specify the number of Common Shares to which it pertains, subject to the limitations of Section 3.2 and Section 3.3. Successive Option grants may be made to the same Participant whether or not any Options previously granted to such Participant remain unexercised.

4.2 Exercise Price

Each grant of an Option will specify the Exercise Price per Common Share, which (except with respect to Awards granted under Section 9.7 of this Plan) will not be less than the Fair Market Value of a Common Share at the time of the grant.

4.3 Expiration of Options

(a)	Subject to any accelerated termination as set forth in Section 4.6 or elsewhere in this Plan or an applicable Award Agreement, each Option will expire no later than on the 10th anniversary of the Date of Grant. Unless otherwise determined by the Board or the Committee, all unexercised Options will be cancelled at the expiry of such Options.

(b)	If the expiration date for an Option falls within a Black-Out Period or within ten Trading Days following the expiration of a Black-Out Period, the expiration date of such Option will be automatically extended without any further action to that date which is the tenth Trading Day after the end of the Black-Out Period, such tenth Trading Day to be considered the expiration date for such Option for all purposes under this Plan; provided, however, that Options granted to U.S. Taxpayers may not be exercised under any circumstances following the 10th anniversary of the Date of Grant. Notwithstanding anything herein to the contrary, the ten Trading Day period referred to in this Section 4.3 may not be extended by the Board or the Committee.

4.4 Vesting

Except as otherwise specified in Section 4.6 or elsewhere in this Plan or in the Award Agreement, Options will vest in full on the third anniversary of the Date of Grant, subject to continuous employment with the Corporation or a Subsidiary until such date. At the discretion of the Committee, a grant of Options may also be subject to Performance Metrics. Unless otherwise specified in the Award Agreement entered into in connection with the grant of such Option, an Option will be capable of exercise on vesting.

4.5 Conditions of Exercise and Exercise Period

A vested Option remains exercisable until expiration or termination of the Option in accordance with the Plan, unless otherwise specified by the Committee in the Award Agreement. Each vested Option may be exercised at any time or from time to time, in whole or in part, for up to the total number of Common Shares to be issued from treasury with respect to which it is then exercisable; provided, however, that no Option will be exercised by a Participant during a Black-Out Period. Subject to the provisions of this Plan and any Award Agreement, Options will be exercised by the Participant delivering to the Corporation a fully completed Exercise Notice specifying the number of Common Shares for which the Option is being exercised together with a bank draft or certified cheque in an amount equal to the aggregate Exercise Price of the Common Shares to be purchased. Notwithstanding the foregoing, subject to any conditions or limitations established by the Committee, a grant of Options may specify that the Exercise Price will be payable, at the option of the Participant and with the agreement of the Committee,

(a)	in the form of other property having a Fair Market Value on the date of exercise equal to the Exercise Price and all applicable required withholding taxes;

(b)	if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Corporation or its designee (including third-party administrators) is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Corporation an amount equal to the Exercise Price and all applicable required withholding taxes against delivery of the Common Shares to settle the applicable trade; or

6

(c)	by means of a “net exercise” procedure effected by withholding the minimum number of Common Shares, or by allowing such Participant to surrender such Options for such number of Common Shares, otherwise deliverable in respect of an Option that are needed to pay for the Exercise Price and all applicable required withholding taxes.

Each Participant will, when requested by the Corporation, sign and deliver all such documents relating to the granting or exercise of Options which the Corporation deems necessary or desirable.

4.6 Termination of Service

(a)	Except as otherwise provided in an applicable Award Agreement, each Option will be subject to the following terms:

(i)	If the employment of a Participant as an Officer or employee of the Corporation or a Subsidiary terminates by reason of the Participant’s death or Disability, or if a Participant who has Retired dies, then the Option will continue to vest as though the Participant had remained continuously employed by the Corporation or a Subsidiary until the end of the twelfth calendar month following the calendar month of the Participant’s death or termination of employment due to Disability, as applicable, and the Participant (or, if applicable, the Participant’s legal personal representatives) will be entitled to exercise any unexercised vested Options, including such Options that may vest after the date of death or termination due to Disability, during the period ending at the end of the twelfth calendar month following the calendar month of the Participant’s death or termination due to Disability, failing which such Options will terminate.

(ii)	Subject to the terms of Section 4.6(a)(i) above, if the employment of a Participant as an Officer or employee of the Corporation or a Subsidiary terminates by reason of Retirement, then the Option will continue to vest as though the Participant had remained continuously employed by the Corporation or a Subsidiary until the end of the 36th month following the calendar month of the Participant’s Retirement, and the Participant will be entitled to exercise any unexercised vested Options, including such Options that may vest after the date of retirement, during the period ending at the end of the 36th month following the calendar month of the Participant’s Retirement, failing which such Options will terminate.

(iii)	If the employment of a Participant as an Officer or employee of the Corporation or a Subsidiary is terminated by the Corporation or such Subsidiary for Cause, the Participant will be entitled to exercise any unexercised Options, to the extent exercisable at the date of such termination, during the period ending at the end of the calendar month immediately following the calendar month of the termination, failing which such Options will terminate.

(iv)	Subject to the terms of Article 9 of this Plan, if the employment of a Participant as an Officer or employee of the Corporation or a Subsidiary terminates for any reason other than as provided in Section 4.6(a)(i), (ii) or (iii) of this Plan, the Participant will be entitled to exercise any unexercised Options, to the extent exercisable at the date of such event, during the period ending at the end of the third calendar month following the calendar month of the event, failing which such Options will terminate.

Nothing contained in clauses (i), (ii), (iii) or (iv) will extend the term of an Option beyond its stipulated expiration date as described in Section 4.3(a) or the date on which it is otherwise terminated in accordance with the provisions of this Plan.

(b)	If an Option is assigned under Section 3.5 of this Plan, the references in Sections 4.6(a) (i), (ii), (iii) and (iv) to the termination of employment or death of a Participant will not relate to the assignee of an Option but will relate to the original Participant. In the event of such assignment, legal personal representatives of the original Participant will not be entitled to exercise the assigned Option, but the assignee of the Option or the legal personal representatives of the assignee may exercise the Option during the applicable specified period.

ARTICLE 5

PERFORMANCE SHARE UNITS

5.1 Grant of Performance Share Units

The Committee may, from time to time by resolution, subject to the provisions of this Plan and such other terms and conditions as the Committee may prescribe, grant Performance Share Units to any eligible Participant as evidenced by an Award Agreement. Performance Share Units may be granted for no consideration or for any consideration as determined by the Committee and required by applicable law. Each grant will specify the number of Performance Share Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation, job duties or other factors.

5.2 Performance Period

The Committee will, in its sole discretion, determine the Performance Period(s) applicable to each grant of Performance Share Units at the time of such grant which will be set out in the Award Agreement.

7

5.3 Performance Metrics

Any grant of Performance Share Units will specify Performance Metrics which, if achieved, will result in payment or early payment of the Award, and each grant may specify in respect of such Performance Metrics a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Share Units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Performance Metrics. The Performance Metrics applicable to each grant of Performance Share Units will be determined by the Committee in its sole discretion and set out in the Award Agreement. Notwithstanding the number of Performance Share Units earned under an Award Agreement based upon the applicable Performance Metrics, the actual payout of an Award of Performance Share Units for any Participant may exceed or be below such amount based on individual performance, the shareholders’ experience or other factors. Performance Share Unit payouts falling outside the established range shall be reviewed and approved by the Board and the Committee for the Chief Executive Officer of the Corporation (the “CEO”) and the CEO and the Committee for direct reports to the CEO. For all other Participants, approval of the CEO is required.

5.4 Vesting

Subject to the achievement of Performance Metrics as certified and approved by the Committee, Performance Share Units will vest, except as otherwise provided herein, on the date established by the Committee and set forth in the applicable Award Agreement.

5.5 Termination of Service

(a)	Except as otherwise provided in an applicable Award Agreement, if a Participant’s employment with the Corporation or a Subsidiary terminates during the Performance Period as a result of death, Disability, Retirement, or a termination without Cause by the Corporation, provided that the Performance Share Units have not previously been forfeited or become nonforfeitable at such time, then the Participant will vest in a pro-rata portion of the number of Performance Share Units, if any, that are earned pursuant to the terms of the Award Agreement due to the achievement of the applicable Performance Metrics during the Performance Period. The pro-rata percentage of the number of Performance Share Units to be earned and settled in such circumstance will be equal to the product of (i) the amount determined under the Award Agreement at the end of the Performance Period (assuming that the Participant had remained in continuous employment with the Corporation or a Subsidiary until the end of the Performance Period), multiplied by (ii) a fraction (not greater than 1), the numerator of which is the number of full calendar months the Participant was employed from the beginning of the Performance Period through the date of the Participant’s termination of employment, and the denominator of which is the full number of calendar months in the Performance Period.

(b)	If a Performance Share Unit is assigned pursuant to Section 3.5 of this Plan, the references in Sections 5.5(a) to the termination of employment or death of a Participant will not relate to the assignee of a Performance Share Unit but will relate to the original Participant.

5.6 Payment of Performance Share Units

Each grant of Performance Share Units will specify the time and manner of payment of Performance Share Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Corporation in cash, in Common Shares, or in any combination of the two.

5.7 Conditions of Vesting and Payment

Each Participant will, when requested by the Corporation, sign and deliver all such documents relating to the granting, vesting or payment of Performance Share Units which the Corporation deems necessary or desirable.

ARTICLE 6

ADJUSTMENTS

6.1 Adjustments

The Committee will make or provide for such adjustments in the numbers of Common Shares covered by outstanding Options and Performance Share Units granted hereunder, in the Exercise Price provided in outstanding Options, in the kind of shares covered by outstanding Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to

8

purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee will provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, determines to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A (to the extent applicable). In addition, for each Option with an Exercise Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option without any payment to the Person holding such Option. The Committee will also make or provide for such adjustments in the numbers of Common Shares specified in Section 3.2 and 3.3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 6.1. Such adjustments pursuant to this Section 6.1 will not be considered to be an amendment to the Plan.

ARTICLE 7

CIRCUMSTANCES FOR ACCELERATED VESTING

7.1 General

The Committee has the authority to determine the vesting schedule applicable to each Award at the time of grant, which vesting schedule may be subject to acceleration in certain circumstances, including in the event of the retirement, death or disability of a Participant, or a termination of the Participant’s employment without Cause; provided, however, that, except as otherwise provided in an agreement in effect prior to the Effective Date, an Award may be subject to earlier vesting in the event of a Change in Control only as provided in Section 7.2.

7.2 Change in Control

(a)	Unless otherwise provided in an applicable Award Agreement, if a Change in Control occurs and at least one of the two additional circumstances described below occurs, then each outstanding Award granted under this Plan will become vested and exercisable (if applicable), in whole or in part, even if such Award is not otherwise vested or exercisable by its terms:

(i)	upon a Change in Control the surviving corporation (or any Affiliate thereto) or the potential successor (or any Affiliate thereto) fails to continue or assume the obligations with respect to each Award or fails to provide for the conversion or replacement of each Award with an equivalent award; or

(ii)	in the event that the Awards are continued, assumed, converted or replaced as contemplated in clause (i), during the two-year period following the effective date of a Change in Control, the Participant is terminated by the Corporation or the successor without Cause or the Participant resigns employment for Good Reason.

(b)	Notwithstanding anything herein to the contrary, with respect to any Awards that are subject to Performance Metrics and vest in accordance with Section 7.2(a), such Performance Metrics will be deemed achieved at the greater of the target level of achievement or the actual level of achievement measured as of (i) the date of the Change in Control, in the event Section 7.2(a)(i) applies, or (ii) the date of termination of employment, in the event Section 7.2(a)(ii) applies (in each case, the “Early Measurement Date”). The Performance Period applicable to such Awards will be deemed to end upon such Early Measurement Date.

(c)	For the purposes of Section 7.2(a) of this Plan, the obligations with respect to each Award will be considered to have been continued or assumed by the surviving corporation (or any Affiliate thereto) or the potential successor (or any Affiliate thereto), if each of the following conditions are met, which determination will be made solely in the discretionary judgment of the Committee, which determination may be made in advance of the effective date of a particular Change in Control:

(i)	the Common Shares remain publicly held and widely traded on an established stock exchange; and

(ii)	the terms of the Plan and each Award are not altered or impaired without the consent of the Participant.

(d)	For the purposes of Section 7.2(a) of this Plan, the obligations with respect to each Award will be considered to have been converted or replaced with an equivalent Award by the surviving corporation (or any Affiliate thereto) or the potential successor (or any Affiliate thereto), if each of the following conditions are met, which determination will be made solely in the discretionary judgment of the Committee, which determination may be made in advance of the effective date of a particular Change in Control:

(i)

each Award is converted or replaced with a replacement award in a manner that complies with Section 409A, in the case of a Participant that is taxable in the United States on all or any portion of the benefit arising in connection with the grant, vesting or

9

exercise and/or other disposition of such Award, or in a manner that qualifies under subsection 7(1.4) of the Income Tax Act (Canada), in the case of a Participant that is taxable in Canada on all or any portion of the benefit arising in connection with the grant, vesting, exercise and/or other disposition of such Award;

(ii)	the converted or replaced Award preserves the existing value of each underlying Award being replaced, contains provisions for scheduled vesting and treatment on termination of employment (including the definition of Cause and Good Reason) that are no less favourable to the Participant than the underlying Award being replaced, and all other terms of the converted Award or replacement award, including any underlying performance measures (but other than the security and number of shares represented by the continued Award or replacement award) are substantially similar to the underlying Award being replaced; and

(iii)	the security represented by the converted or replaced Award is of a class that is publicly held and widely traded on an established stock exchange.

ARTICLE 8

AMENDMENT OR DISCONTINUANCE OF THE PLAN

8.1 General

(a)	Subject to compliance with the applicable rules of the TSX and the New York Stock Exchange and any other provision of this Plan, the Board may from time to time amend, suspend or terminate this Plan or the terms of any previously granted Award.

(b)	No amendment to the Plan or an Award Agreement may be made without obtaining the approval of the shareholders of the Corporation to:

(i)	increase the aggregate maximum number of Common Shares that may be issued under this Plan;

(ii)	reduce the Exercise Price of an outstanding Option (including through the cancellation of outstanding Options in exchange for cash, Performance Share Units or Options with an Exercise Price that is less than the Exercise Price of the original Options);

(iii)	extend the term under any Option beyond 10 years (plus any additional exercise period provided for in Section 4.3) or the date on which an Option would otherwise expire under the Plan;

(iv)	amend or delete Section 4.3 so as to allow an Option to have a term of greater than 10 years except as contemplated by Section 4.3;

(v)	increase or delete the percentage limits relating to Common Shares issuable or issued to Insiders in Section 3.3(a);

(vi)	increase or delete the limits on the Common Shares issuable to an individual Participant during a particular calendar year as set forth in Section 3.3(b);

(vii)	expand the assignment provisions of the Plan set forth in Section 3.5;

(viii)	permit non-employee Directors to participate in the Plan or otherwise add to the categories of Participants who may be designated for participation in the Plan; or

(ix)	amend the amending provisions under this Article 8.

Pre-clearance of the TSX of amendments to the Plan will be required to the extent provided under the relevant rules of the TSX.

(c)	For greater certainty, the following amendments may be made without shareholder approval:

(i)	any amendment of a “housekeeping” nature, including without limitation those made to clarify the meaning of an existing provision of the Plan, correct or supplement any provision under the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors, or amend the definitions in the Plan regarding administration of the Plan;

(ii)	any amendments to the vesting provisions of the Plan, if permitted by Section 409A (to the extent applicable); and

(iii)	any amendment necessary to comply with applicable law or the applicable rules of the TSX, New York Stock Exchange or any other national securities exchange on which the Corporation has applied to list or quote its Common Shares or any other regulatory body having authority over the Corporation, the Plan, the Participants, or shareholders of the Corporation.

10

(d)	In no event will an amendment or termination of the Plan or any Award Agreement be made which has the effect of adversely affecting the existing rights of a Participant under the Plan or any Award Agreement without the Participant’s consent in writing unless the Corporation, at its option, acquires such existing rights at an amount equal to the fair market value of such rights at such time as verified by an independent valuator.

(e)	If permitted by Section 409A of the Code (to the extent applicable) and the rules of the TSX or New York Stock Exchange, as applicable, including in the case of termination of employment by reason of death, disability or retirement, termination of employment by the Corporation without Cause, or in the case of unforeseeable emergency or other special circumstances or in the event of a Change in Control, to the extent a Participant holds an Option not immediately exercisable in full, or any Performance Share Units that have not fully vested, the Committee may, in its sole discretion, accelerate the time at which such Option may be exercised or the time at which such Performance Share Units will vest.

(f)	If this Plan is terminated, the provisions of this Plan and any administrative guidelines or other rules adopted by the Board and in force at the time of such termination will continue in effect as long as any Awards under the Plan or any rights pursuant thereto remain outstanding. Notwithstanding such termination of the Plan, the Board may make any amendments to the Plan or to the terms of any outstanding Awards that it would be entitled to make if the Plan were still in effect.

(g)	For greater certainty, the Corporation may, under the authority of the Board, without limitation, subject to subsections (a) through (d) of this Section, otherwise amend the Plan or the terms and conditions of Awards granted under the Plan.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Legal Requirements

(a)	This Plan, and the Awards granted under this Plan, will at all times be subject to the ongoing requirements of applicable law and the rules of the TSX, the New York Stock Exchange or other stock exchange upon which the Common Shares are listed.

(b)	The Corporation is not obligated to grant any Awards, issue any Common Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its sole discretion, such action would constitute a violation by a Participant or the Corporation of any provision of any applicable statutory or regulatory enactment of any government or government agency.

9.2 Conformity to Plan

In the event that an Award is granted or an Award Agreement is executed which does not conform in all particulars with the provisions of this Plan, or purports to grant Awards on terms different from those set out in this Plan, the Award, or the grant of such Award will not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with this Plan.

9.3 Forfeiture and Repayment

(a)	Options

(i)	Notwithstanding anything to the contrary in this Plan, in the event the Committee determines that a Participant has engaged in Detrimental Activity (a “Forfeiture Event”) during the Participant’s employment or within one year following the Participant’s termination of employment for any reason (the “Restricted Period”), the Committee may, but is not obligated to, cancel any outstanding unexercised Options of such Participant (whether vested or unvested), by written notice to the Participant.

(ii)	If a Forfeiture Event occurs during the Restricted Period, the Committee may, but is not obligated to, require the Participant to pay to the Corporation an amount in cash up to (but not in excess of) the difference between the Exercise Price and Fair Market Value of each Option on the date of exercise with respect to any Common Shares for which an Option has been exercised within the period of one year prior to the date of the Forfeiture Event (the “Forfeited Spread Amount”).

(b)	Performance Share Units

(i)	Notwithstanding anything to the contrary in the Plan, in the event the Committee determines that a Participant who Retired prior to the end of the Performance Period has engaged in Detrimental Activity on or before the date that is one year following the Participant’s Retirement, the Committee may, but is not obligated to (i) withhold any amounts otherwise payable to the Participant pursuant to Performance Share Units and/or (ii) require the Participant to pay to the Corporation an amount in cash up to (but not in excess of) the value of any amounts paid out by the Corporation to the Participant pursuant to Performance Share Units (based on the value of such amounts as of the date the payments were made) (the “Repayment Amount”), as applicable.

11

(c)	Any Forfeited Spread Amount or Repayment Amount, if applicable, shall be paid by the Participant within sixty (60) days of receipt from the Corporation of written notice requiring payment of such Forfeited Spread Amount or Repayment Amount. To the extent that such Forfeited Spread Amount or Repayment Amount, as applicable, is not paid to the Corporation, in addition to any other legal remedy that the Corporation may have, the Corporation may set off the amounts so payable to it against any amounts that may be owing from time to time by the Corporation or a subsidiary to the Participant, whether as wages, deferred compensation, severance entitlement or vacation pay or in the form of any other benefit or for any other reason, in a manner consistent with Section 409A, if applicable.

(d)	For purposes of this Section 9.3, the term “Detrimental Activity” shall include:

(i)	Engaging in any activity, including without limitation, as an officer, director, employee, principal, manager, agent, or consultant for another entity that directly competes or is seeking to compete with the Corporation or any Subsidiary in any actual product, service, or business activity (or in any product, service, or business activity which was under active development while the Participant was employed by the Corporation or a Subsidiary if such development is being actively pursued by the Corporation or a Subsidiary during the one-year period prior to the date on which the Participant engaged in the Detrimental Activity) in any territory in which the Corporation or a Subsidiary engages in any business activity or sells its products.

(ii)	Soliciting or hiring, including without limitation, as an officer, director, employee, principal, manager, agent, or consultant for another entity, any individual who was employed by, or provided services as a consultant or contractor to, the Corporation or any Subsidiary at any time within the six months immediately preceding such solicitation or hire.

(iii)	The disclosure to anyone outside the Corporation or a Subsidiary, or the use in other than the Corporation or a Subsidiary’s business, without prior written authorization from the Corporation, of any confidential, proprietary or trade secret information or material relating to the business of the Corporation or its Subsidiaries, acquired by the Participant during his or her employment with the Corporation or its Subsidiaries or while acting as a consultant for the Corporation or its Subsidiaries thereafter. For greater certainty, nothing contained herein shall limit a Participant’s ongoing obligations regarding confidentiality that may exist pursuant to any other agreement, Corporation policy or legal obligation imposed on such Participant.

(e)	This Section 9.3 shall apply notwithstanding any provision to the contrary in this Plan and is meant to provide the Corporation with rights in addition to any other remedy which may exist in law or in equity.

9.4 Recoupment Policy

Notwithstanding any other provision under this Plan, Participants and their Awards will be subject to the terms and conditions of the Corporation’s Policy on Recoupment of Unearned Compensation (as previously adopted and, from time to time, amended by the Board), a copy of which will be distributed to each such Participant. In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

9.5 Fractions

No fractional Common Shares will be issued on the exercise or vesting of an Award. Except as otherwise provided in an Award Agreement, the Committee may, in its discretion, provide for the elimination of fractions or the settlement of fractions in cash.

9.6 Conditions of Exercise or Vesting

The Plan and each Award are subject to the requirement that if at any time the Board determines that the listing, registration or qualification of the Common Shares subject to such Award upon any stock exchange or under any provincial, state or federal law, or the consent or approval of any governmental body or stock exchange or of the holders of the Common Shares generally, is necessary or desirable, as a condition of, or in connection with, the granting of such Award or the issue or purchase of Common Shares thereunder, no such Award may be granted or exercised in whole or in part unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Board. The Participants will, to the extent applicable, cooperate with the Corporation in relation to such listing, registration, qualification, consent or other approval and will have no claim or cause of action against the Corporation or any of its Directors or Officers as a result of any failure by the Corporation to obtain or to take any steps to obtain any such registration, qualification or approval.

9.7 Share-Based Awards in Substitution for Options or Awards Granted by Other Company

Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted share units, performance share units, or other share or share-based awards held by awardees of an entity

12

engaging in a corporate acquisition or merger transaction with the Corporation or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

9.8 Expenses

All fees and expenses incurred by the Corporation in connection with this Plan will be borne by the Corporation. All expenses incurred by a Participant in connection with the grant, exercise or vesting of Awards, including all fees and expenses of financial or legal advisors retained by such Participant in connection therewith, will be borne by the Participant.

9.9 Withholding Taxes

To the extent that the Corporation is required to withhold federal, provincial, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other Person hereunder, and the amounts available to the Corporation for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other Person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. A Participant will also make such arrangements in connection with the disposition of Common Shares acquired upon the exercise of Options with respect to this Plan.

9.10 Compliance with Section 409A

(a)	To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to U.S. Taxpayers. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)	Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A and notwithstanding anything herein to the contrary, any deferred compensation (within the meaning of Section 409A) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Corporation or any of its Subsidiaries.

(c)	If, at the time of a Participant’s separation from service (within the meaning of Section 409A), (i) the Participant will be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Corporation from time to time) and (ii) the Corporation makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Corporation will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.

(d)	Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Corporation reserves the right to make amendments to this Plan and grants hereunder as the Corporation deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A), and neither the Corporation nor any of its Affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

(e)	The Board will retain the power and authority to amend or modify this Plan to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A. Such amendments may be made without the approval of any Participant whose compensation is subject to Section 409A.

13

9.11 Rights of Participants

(a)	No Participant has any claim or right to be granted an Award (including an Award granted in substitution for any Option that has expired pursuant to the terms and conditions of this Plan), and the granting of any Award is not to be construed as giving a Participant a right to remain in the employ of the Corporation or any Subsidiary.

(b)	No Participant has any rights as a shareholder of the Corporation in respect of Common Shares issuable with respect to any Award (including the payment of dividends or other distributions) until the allotment and issuance to the Participant of a certificate or certificates in the name of the Participant or a statement of account representing such Common Shares; provided, however, that the Committee may, at the Date of Grant of Performance Share Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Share Units with respect to which such dividend equivalents are paid.

(c)	The loss of existing or potential profit in Awards granted under this Plan will not constitute an element of damages in the event of termination of a Participant’s employment or service in any office or otherwise. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Common Shares. Neither the Corporation nor any Subsidiary assumes any responsibility for the income or other tax consequences resulting to the Participants and they are advised to consult with their own tax advisors.

9.12 Termination of Employment

For purposes of any Award granted under the Plan, a Participant’s employment with the Corporation or a Subsidiary will be considered to have terminated effective on the last day of the Participant’s actual and active employment with the Corporation or Subsidiary whether such day is selected by agreement with the Participant or unilaterally by the Corporation or Subsidiary and whether with or without advance notice to the Participant; provided, however, that any period of absence on leave approved by the Corporation or a Subsidiary will not be considered an interruption or termination of service of any employee for any purposes of this Plan or Awards granted hereunder. For the avoidance of doubt, no period of notice, if any, or payment in lieu of notice that is given or ought to have been given under applicable law in respect of such termination of employment that follows or is in respect of a period after the Participant’s last day of actual and active employment will be considered as extending the Participant’s period of employment for the purposes of determining a Participant’s entitlement under the Plan. The employment of a Participant with the Corporation will be deemed to have terminated for all purposes of the Plan if such Person is employed by or provides services to a Person that is a Subsidiary of the Corporation and such Person ceases to be a Subsidiary of the Corporation, unless the Committee determines otherwise.

9.13 No Trust

No trust will be established or funded with respect to Awards granted to Participants whose compensation is subject to Section 409A if such trust would cause income inclusion under Section 409A.

9.14 Indemnification

Every Director or member of the Committee will at all times be indemnified and saved harmless by the Corporation from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such Director or member of the Committee may sustain or incur by reason of any action, suit or proceeding, taken or threatened against such Director or member of the Committee, otherwise than by the Corporation, for or in respect of any act done or omitted by such Director or member of the Committee in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein. This will be in addition to any indemnification agreement between the Corporation and the Directors.

9.15 Survival

If any provision of this Plan is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part, if any, of such provision and all other provisions hereof will continue in full force and effect.

9.16 Successors and Assigns

The Plan will inure to the benefit of and be binding upon the Corporation, its successors and assigns.

9.17 Effective Date

This Plan was initially adopted by the Board on February 22, 2016, but will be effective as of the Effective Date. Should any changes to this Plan be required by any securities commission or other governmental body of any jurisdiction of Canada to which this Plan has been

14

submitted or by any stock exchange on which the Common Shares may from time to time be listed, such changes will be made to this Plan as are necessary to conform with such requests and, if such changes are approved by the Board, this Plan, as amended, will remain in full force and effect in its amended form as of and from that date.

This Plan will remain in effect, unless sooner terminated as provided herein, until the tenth anniversary of the Effective Date, at which time it will terminate. After this Plan is terminated, no Awards may be granted hereunder but Awards previously granted will remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

9.18 Governing Law

This Plan is created under and is to be governed, construed and administered in accordance with the laws of the Province of Saskatchewan and the laws of Canada applicable therein.

15